Exhibit 5.1

Our ref	JWT/646943-000001/68096881v2

Helix Acquisition Corp. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

March 8, 2022

Helix Acquisition Corp.

We have acted as counsel as to Cayman Islands law to Helix Acquisition Corp. (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”), for the purposes of, registering with the Commission under the Act, the re-sale of up to 11,500,000 Class A Ordinary Shares of a par value of US$0.0001 each of the Company (the “PIPE Shares”) by the selling shareholders (the “Selling Shareholders”) as contemplated by the Registration Statement.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 13 August 2020 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 19 October 2020 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 19 October 2020 (the “Resolutions”), the minutes (the “Board Minutes”) of the meeting (the “Board Meeting”) of the board of directors of the Company held on 3 October 2021, the minutes (the “Audit Committee Minutes”) of the meeting (the “Audit Committee Meeting”) of the audit committee of the board of directors of the Company held on 3 October 2021 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated March 8, 2022 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	Form of the subscription agreement in relation the PIPE Shares entered into between the Company and each of the Selling Shareholders (each a “Subscription Agreement”, and collectively the “Subscription Agreements”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Subscription Agreements have been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Subscription Agreements are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Subscription Agreements has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Delaware and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the ordinary shares of the Company.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Subscription Agreements or the Registration Statement.

2.9	No monies paid to or for the account of any party under the Subscription Agreements or any property received or disposed of by any party to the Subscription Agreements in each case in connection with the Subscription Agreements or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money’s worth in consideration for the issue of the PIPE Shares and none of the PIPE Shares will be issued for less than their par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The PIPE Shares offered by and to be issued by the Company as contemplated by the Subscription Agreements and sold by the respective Selling Shareholders as contemplated by the Registration Statement have been duly authorised for issue, and when issued and paid for in the manner described in the Subscription Agreements and in accordance with the terms set out in the Subscription Agreements, such PIPE Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the PIPE Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.4	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Descriptions of Securities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement or the Subscription Agreements or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement or the Subscription Agreements and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the PIPE Shares pursuant to the Registration Statement and the Subscription Agreements. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Helix Acquisition Corp.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

March 8, 2022

To:	Maples and Calder (Cayman) LLP PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

Dear Sirs

Helix Acquisition Corp. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Board Minutes are a true and correct record of the proceedings of the Board Meeting, which was duly convened and held, and at which a quorum was present throughout, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Board Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The Audit Committee Minutes are a true and correct record of the proceedings of the Audit Committee Meeting, which was duly convened and held, and at which a quorum was present throughout, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Board Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

6	The sole director of the Company as at the date of the Resolutions was as follows: Bihua Chen

7	The directors of the Company as at the date of the Minutes and at the date of this certificate were and are as follows: Bihua Chen, Nancy Chang, Will Lewis and John Schmid.

8	The members of the Committee at the date of the Committee Resolutions and at the date of this certificate were and are as follows: Nancy Chang, John Schmid and Will Lewis.

9	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

10	The Subscription Agreements have been duly executed and unconditionally delivered by an Authorized Officer (as defined in the Board Minutes) for and on behalf of the Company.

11	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

12	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

13	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

14	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

15	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

16	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the ordinary shares of the Company.

17	The PIPE Shares to be issued pursuant to the Registration Statement and the Subscription Agreements have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

19	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Director